EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Remote Dynamics, Inc.
Richardson, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.’s 333-71340, 333-57281 and 333-120769) and Form S-8 (No.’s 333-2914, 333-71342 and 333-137345) of Remote Dynamics, Inc. of our report dated January 9, 2007, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-KSB. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ KBA Group LLP
Dallas, Texas

January 16, 2007